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                                                                    EXHIBIT 99.1


                              Stratagene # 11035204
                         2nd Quarter 2005 Earnings Call
                          August 9, 2005, 4:30 p.m., ET
                              Moderator: Doug Sherk


Operator:         Good afternoon, ladies and gentlemen, and welcome to the
                  Stratagene 2nd Quarter 2005 Earnings conference call. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded
                  Tuesday, August 9th, 2005.

                  I would now like to turn the conference over to Mr. Doug Sherk of the EVC Group.

                  Please go ahead, sir.

Doug Sherk:       Thank you, operator, and thank you all for joining us this afternoon to review the financial results for Stratagene's second quarter that ended June 30th, 2005. Joining us on the call today are Joe Sorge, Chairman, President and Chief
                  Executive Officer, and Steve Martin, the Chief Financial
                  Officer. If you did not receive a copy of the results news release that we issued this afternoon after the market closed and you'd like one, you can call our office at 415-896-6820 and we'll get you a copy immediately. We've also arranged for tape replay of this call which may be accessed by phone. This replay will take effect approximately one hour after the call's conclusion and remain in effect through midnight
                  Pacific time on August 16th, 2005. The number to access the replay is 800-405-2236. And for international callers, the replay number is 303-590-3000. The pass code for both replay dial in numbers is 11035204 and the pound key. This call is also being web cast live and an archive replay will also be available. To access the live web cast or the archive, go to Stratagene's website at WWW.STRATAGENE.COM.

                  Before we get started, during the course of this conference call, the company will make projections or other forward-looking statements regarding future events, or the company's beliefs about its revenues, operating model and earnings for the full year 2005 that ends December 31, 2005. Stratagene generally identifies forward-looking statements by using words like believe, intend, target, expect, may, should, plan, project, contemplate, anticipate, predict or other similar expressions. You can also identify forward-looking statements by discussions of Stratagene's plans or intentions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We wish to caution you that such statements are just predictions and involve risks and uncertainties. Actual results may differ materially. Factors that may affect actual results are detailed in the company's filings with the Securities and Exchange Commission, including periodic reports on Form 10-Q and 10-K. As a result, stockholders and others are cautioned not to place undue reliance on these


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                  forward-looking statements. In addition, the factors
                  underlying the company's forecasts are dynamic and subject to change and, therefore, these forecasts speak only as of the date they are given. The company does not undertake to update them, however they may choose from time to time to update them. If they do so, they will distribute the updates to the investing public.

                  Now I'd like to turn the call over to Joe Sorge, Chairman, President and Chief Executive Officer of Stratagene.

Joe Sorge:        Thank you, Doug, and good afternoon, everyone. Thank you for joining us today as we review the operating performance of Stratagene during the second quarter. After I review the operating highlights of the quarter, Steve will review the financial results as well as our updated outlook for the remainder of 2005. During the second quarter we continued to grow both our core life science and clinical diagnostics units. Revenue for the total company reached nearly $25 million for the quarter and we earned 10 cents per diluted share. This financial strength continues to provide a strong platform from which we are developing and executing on our molecular diagnostic strategy. We believe that our Full
                  Velocity technology has the potential to address over the long term a multi $100 million annual revenue opportunity. We believe our technology is faster, more sensitive and more effective than the well-known competing technologies. We believe that we will deliver FullVelocity technology to the commercial markets at a substantial cost savings for our customers while still achieving solid margins for our shareholders. During the second quarter, we saw the value of Full Velocity technology validated again by growing interests from potential partners and customers to access this technology. We are now exploring opportunities for FullVelocity with a number of invitro diagnostics companies as well as reference laboratories. The opportunities range from nascent interest to validation efforts.

                  In short, there is a wide range of activity as well as interest surrounding our Full Velocity technology. We believe this technology has tremendous potential and is a valuable asset. As many of you may be aware, we have been sued by Third Wave Technologies for patent infringement. We have filed a counter suit against them for infringement of our patents which cover the FullVelocity technology. We are also in the process of addressing litigation with Applera regarding our QPCR instruments.

                  Let me make it clear, we have no interest in waging legal wars. I'm the first to claim that litigation typically enriches only the attorneys. I call it the ALM, the American Legal Mafia. However, with our Full Velocity technology, we have a valuable patented chemistry that could allow us to capture a significant share of the worldwide molecular diagnostics market by the end of this decade. Today that market is estimated to be $1.5 billion, and estimated to be growing at 15 percent per year. Our position in that marketplace could be substantial. Furthermore, it is our belief as well as the beliefs of our legal advisors and scientific experts that our patent position is very strong and that our technology does not infringe the valid patent rights of third parties. We've made a business assessment of the cost to defend our assets, and believe the near term expense is


STRATAGENE                           page 2                           08/09/2005

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                  justified given the potential return to shareholders. Some of you have asked why we just don't settle this case with Third Wave. It's simple. They have nothing that approaches the value of Full Velocity to trade us. A good analogy is that Third Wave invented the bicycle, Roche invented the hot air balloon and Stratagene invented the fighter jet. Why would we give anyone access to our fighter jets without something of equal value in retain -- in return. To save a few cents per share in the second half of this year? Well, we need to think it through. But I assure we have and we believe in the value of what we have to offer the marketplace.

                  It's interesting to question why a company that is experiencing sharp revenue declines and escalating losses might mount a costly legal attack against a relatively small but profitable company such as Stratagene. Perhaps our technology might be a potential threat to their long-term survival and their survival might be less uncertain if they had access to it. I just don't believe that pursuing a technically complex expensive game of legal chicken is going to give them access to our technology. However, fortunately this case is scheduled to begin in just two weeks and we appear to have a very intelligent judge hearing the case, so this will all be resolved soon.

                  As a result of this increased legal activity, we are adjusting our legal budget upwards by 6 cents per share in the second half of 2005, and readjusting our earnings forecast accordingly to between 33 cents and 39 cents per share. Again, I am the last person to hand money over to lawyers, but I believe the value of what we are defending far exceeds the short-term legal expenses. Despite these isolated legal costs, we have achieved our goals within our business units and remain well on track. We are building a world-class molecular diagnostics organization and are exploring additional opportunities to expand our intellectual property, similar to the licensing agreement we signed with the Sidney Kimmel Cancer Center. As a reminder, this licensing agreement provided us with exclusive access to a cancer gene discovery methodology and predictive sets of cancer related genes. We are in the process of looking to develop or acquire additional assays and to discover other new cancer related genes to create unique test kits in a variety of areas.

                  On the instrument side of the molecular diagnostics business segment, our potential partner has decided to accelerate its launch. And as a result has indicated to us that they plan to use our existing MX 3000P system off the shelf, rather than customizing an instrument for their initial product launch. In addition, we are bidding to build a custom instrument that would be delivered to them over a longer time frame. While the timing is still at the discretion of the partner, we believe that their accelerated launch timeline bodes well for a 2006 launch. In addition to this opportunity, sales of our instruments continue to grow and were up 24 percent during the quarter.

                  Moving to our core research supplies business, sales this quarter were up 5 percent. This growth is in line with our expectations for the unit as well as the growth of the overall market. In addition, we are now fully deployed in Japan.


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                  Sales in that region are ahead of goal illustrating the
                  traction that we are gaining in that market. With our direct sales organization, we believe we have the ability to significantly build our market share. Our diagnostic units continue to out perform our internal expectations. Allergy diagnostics product sales were once again the fastest growing product category. During the quarter, sales were up 20 percent. As announced by the NIH recently, allergy related illnesses, including asthma and other respiration maladies are on the rise in the United States. We believe this dynamic coupled with the superiority of our invitro blood tests has the potential to be a driver of sales in the U.S. Mindshare for our technology in Europe remains extremely high.

                  In summary, we have achieved another strong quarter of growth and profitability. Our core business remains stable and provides an excellent platform for bringing our molecular diagnostic strategy to life. Our broad technology holdings and our unique long-term strategy position us well to continue achieving sustainable and profitable growth. We also continue to gain recognition for our progress in both the trade media as well as the business media.

                  With that, I'd like to turn the call over to Steve for a review of our financial results.

Steve Martin:     Thanks a lot, Joe. Good afternoon, everyone. I'd like to focus my commentary on the second quarter of 2005 and updated guidance for the year. Hold on one second while the jet flies over.

Joe Sorge:        Yeah, one of our fighter jets is flying over.

Steve Martin:     As Joe mentioned, our year over year second quarter revenue grew 26 percent from $19.7 million to $24.9 million. The inclusion of Hycor's results subsequent to the merger added in an incremental $4.2 million to the revenues in the second quarter. Gross margin in the second quarter increased to 65.1 percent from 63.9 percent for the same quarter of 2004. This increased gross margin percentage was due to greater operating efficiencies in manufacturing and a $250,000 reduction in royalty expenses related to the expiration of certain PCR patents as compared to the second quarter of 2004. R&D expenses increased 1.8 percent over the second quarter of 2004 to $2.9 million from $2.8 million. Selling and marketing expenses were up 27 percent over last year's first quarter to $5.4 million, primarily as a result of including Hycor's expenses. As a percentage of total revenue, selling and marketing expenses were 21.8 percent, compared with 21.6 percent in the second quarter of last year. General and administrative expenses decreased 9.8 percent, as compared to the second quarter of 2004. Last year's second quarter general and administrative expenses included $2.4 million in non-recurring expenses related to the merger with Hycor.
                  General and administrative expenses in the second quarter of 2005 were negatively impacted by approximately $1.3 million in incremental legal costs associated with the two patent litigation matters identified by Joe, compared with the second quarter of 2004. The legal costs associated with these active legal matters are expected to impact our second half results as well.


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                  Interest expense has been reduced significantly in 2005,
                  compared to 2004 levels. Interest expense in the second quarter was $59,000, compared with $498,000 in the second quarter of 2004. This reduction was a result of the refinancing of the company's debt obligations that we completed during the first quarter of 2004 as well as a reduction in our total debt. Since the beginning of 2004, Stratagene has repaid approximately $17 million of debt with cash generated through operations and converted an additional $9 million to common stock upon the closing of the merger with Hycor. The weighted average interest rate on the remaining $4 million industrial revenue bond debt is approximately 2.5 percent.

                  Net income for the second quarter of 2005 was $2.1 million, an increase of 46 percent, compared with net income in the second quarter of 2004. Earnings for the second quarter were 10 cents per basic and diluted share, as compared to 8 cents per basic and diluted share reported for the second quarter of 2004. As of June 30, cash and short-term investments were $5.7 million, and total assets were $82.3 million.

                  Turning to our guidance for 2005. We continue to expect overall revenue growth of between 12 and 15 percent, or $95 to $98 million, and gross margins to be in the range of 64 to 65 percent. Again, these results will now include a full year of Hycor revenue. R&D expenses for the year should be between 12 and 13 percent of revenue and selling, general and administrative expenses between 37 and 38 percent of revenue. This SG&A guidance does not include the additional costs we expect to incur during the second half of the year as our lawsuit with Third Wave is expected to go to trial later this month and we continue to defend ourselves against patent litigation filed by Applera. The cost from these two litigation matters are expected to increase our legal expense during the second half of the year by 6 cents per diluted share. Therefore, we are adjusting guidance from the prior range of 39 to 43 per diluted share, to 33 to 37 cents per diluted share for the full year. We view these legal costs as part of the investment in our Full Velocity technology and we believe the returns we expect to generate by vigorously defending our intellectual property rights will result in significant long-term returns for our shareholders.

                  Now I'm going to turn it back over to Joe.

Joe Sorge:        Well, thanks, Steve, I appreciate the financial update and we are now open to fielding questions from the callers.

Operator:         Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you'd like to decline from the polling process, please press the star, followed by the two. You will hear a three tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.


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                  One moment for our first question.

                  Our first question comes from Aaron Geist with Robert W.
                  Baird.

                  Please go ahead.

Aaron Geist:      Good afternoon. Congratulations on a nice quarter.

Joe Sorge:        Thanks, Aaron.

Aaron Geist:      You're welcome. Can you spend a little bit more time giving us a timeline for resolution of these legal issues? Do you anticipate with this going to trial that this gets resolved in 2005 and is more of a short-term impact and -- and doesn't spill into 2006 or on a limited basis? And could you breakdown the costs in the quarter and then expectation for the back half of the year between the Applera suit and the Third Wave suit?

Joe Sorge:        Yes. Okay. So trial begins with Third Wave on August 22nd, provided it starts on schedule. And this judge appears to be adhering to schedules very diligently. So we expect two weeks for trial. So hopefully by the beginning of September we will be finished with the actual court phase. And at that time we expect Third Wave's related expenses to drop dramatically. And then after that it's a question of who wins and whether the party that doesn't win appeals. So that part of it is subject to the outcome of the case and subject to the decision of the party that doesn't prevail. However, in an appeal situation, the expenses are nowhere near what they are in the initial trial prep and actual trial. On the Applera side, the discovery cutoff date is September the 30th and again expenses have been somewhat accelerated over the last few months due to the discovery activity. We expect that to quiet down then in the fourth quarter and then if there is a trial it's scheduled currently to occur in April of '06 at which point about a month ahead of time expenses would come back up again.

                  So we really see a very -- most of the increased expense, legal expense, in the third quarter of this year, tailing off in the fourth quarter. I think we've provided in that 6 cents an adequate cushion and hopefully we will not spend the entire 6 cents and then we'll just have to see where we end up with Applera come the second quarter of '06.

Aaron Geist:      Would it be safe to assume that the vast majority of costs would be incurred in 2005 and building in too much legal expenses into 2006 estimate at this point in time would not be prudent?

Joe Sorge:        Well, you know, it's -- again, it's going to depend on where we are with Applera, where we are with the appeals. And then, you know, patents are -- always percolate through the patent office. So you never know what may be issued in the future for any of these parties, including us. So, you know, I would always build in some budget for legal -- unfortunately it's difficult to predict. In some years it spikes and in some years you don't spend it. But on the average I think we


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                  generally build in a -- what we -- what is our best estimate of what we think legal costs will average out to be. And then we deal with the spikes and valleys as they occur.

Aaron Geist:      Second or follow up question if I could, specifically about quantitative PCR. Can you spend a little bit of time talking about where you think we are in the innings of quantitative
                  PCR and instrumentation into that market? You've enjoyed very healthy growth over the last couple of years. Do you see the future with similar growth for quantitative PCR with instruments moving more into diagnostics area or do you think we start to see growth trend downwards as the market becomes more saturated?

Joe Sorge:        I see two opportunities. The first is in the research market.
                  Currently these instruments are priced between $25,000 and $35,000. That's the bulk of the market. There's some left -- well featured instruments below the $25,000 and there's some highly featured instruments above the $35,000, but the bulk of the market is between $25,000 and $35,000. I think the average price will come down again over the next two years. And I don't know where it will settle, but if it settles in the $15,000, that will open up the potential to sell QPCR instruments to a new tier of investigators. Those people that have -- are able to come up with the $15,000 purchase price, but not the $25,000 to $35,000. If that happens, it's a bit like a pyramid, that group will be much larger. And so unit volume may go up multiple fold from where it's at now. So it's really going to depend on how economically we and our competitors can make these instruments in the future. We're obviously focused on that. And it's our intent to at some point in the future launch an even more economical higher performing instrument. And I assume our competitors are thinking the same thing.

                  So my guess is that we're not done with the growth opportunity in the research market because we have not yet gotten to the truly personal instrument. And once we get there the unit volume will go up another several fold. In the diagnostics business, there we're in the first inning. People are, you know, using research instruments right now in reference laboratories to do molecular diagnostics. We have not gotten to the place where there are, you know, full systems that have sample prep, quantitative PCR, FDA approved together with the kits that run in the instruments. And that is probably going to be a five year rollout for most of the companies that are going to be in that industry. And I think we're really in the first inning because there's huge opportunities to apply those kinds of instruments not only to medical diagnostics, but to the veterinary diagnostics, and environmental monitoring, food monitoring, bio threat monitoring. There's all kinds of opportunities. So unit volume in the diagnostics business I think will be going up ten to 50 fold in the next five years.

                  The one caveat is that in the medical testing business usually you don't sell the instruments. You usually incorporate them into a reagent rental program. So, you know, one way or another the instruments get paid for, but usually you don't see it as net sales on the instrument purchase.


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Aaron Geist:      Thank you, Joe.

Operator:         Thank you. Next question comes from Adam Chazan with Pacific
                  Growth. Please go ahead.

Adam Chazan:      Hey, guys, nice quarter. Let me just say I wish you guys could just hug this litigation thing out. But wanted to just give you a chance to dig in, first in Japan. Can you talk a little bit about, you know, what's behind the successes there, you know, what's going on in the business that it's tracking ahead of plan? And then, Joe, can you give us a little more flavor or feel for the acceleration on the molecular diagnostics deal? Have the expectations in terms of systems changed at all? In past calls you've kind of thrown out numbers that box placements related to this deal or collaboration would, you know, get somewhere up into the, you know, 1,000 to 2,000 box range. I was just curious if there were any changes given the change in timeline?

Joe Sorge:        Okay, Adam, thanks. Good question. So in Japan we have been successful in converting the end users to Stratagene products directly from our subsidiary as opposed to buying them through distributors that we had previously used. We had a very well planned, well orchestrated transition in Japan. We gave our distributors 18 months notice and worked with them very carefully to make sure that they exited in a smooth way, in a way that didn't hurt them. In a way that didn't cause any embarrassment. And at the same time we talked with and got to know the dealer network within Japan, which is typically in between the end user and the distributor. And so we have now made good personal contacts with the dealer network and have good relationships with them. And they've basically begun to interface with us as opposed to the distributors that we were using in the past. So we're seeing as a result of that a fairly good preservation of our unit shipments to customers.
                  But at the same time we are also seeing an increase in the total revenue because we are now selling at a dealer transfer price as opposed to a distributor transfer price. In the past, we were the manufacturer selling to the distributor. Now there's not a distributor in the middle. We sell directly to the dealers who then sell on to the end uses.

                  And so typically a distributor transfer price might be at 75 or 80 percent of U.S. price. The dealer transfer price is more up between 120 and 130 percent of U.S. price. So there's a large increment in revenue. As a result of that -- now there are incremental expenses because you have a staff and an office in the country. But so far we are -- well, I -- you know, I don't want to comment on where we are with profitability because we have to look at that carefully and we're still in a ramp up phase. But I think we're in very good -- very good shape when it comes to meeting the initial forecast that we have and looking -- the trajectory is on a -- a very good trajectory to get us to either very shortly profitability or already there.

Adam Chazan:      Okay. And then the molecular deal?

Joe Sorge:        Yeah. The molecular deal. So originally we were talking about participating in a larger project to integrate our MX 3000s into a larger system that had sample prep


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                  and quantitative PCR all in one system. And the issue is that that was going to require quite a bit of engineering and coordination between several companies and then FDA approval of the integrated system and the timeline that the partner was looking at began to extend out. And I believe what the partners decided to do instead of waiting for all of that to happen, to take a two phase approach. In phase one, they use off the shelf instruments. In phase two, actually in the background build that workstation and roll that out when it's complete. So I think the number of units in the long-term, when you put it phase one and phase two together will probably be similar to what we were talking about in the past. The initial phase one will only be a subcomponent of that forecast. And the relative magnitudes of the phase one unit and phase two unit forecast will depend on how long it takes to roll out phase two. So I don't want to comment on the individual unit numbers, I'll just we'll -- we're probably sticking to the original number of total units but the phase one exact unit number will depend on when phase two comes out.

                  The second part is, so we're renegotiating the contract to cover the phase one instrument now, and I have to, you know, say that we don't have a guarantee on either phase one or phase two. I think it's highly likely we'll be in phase one because the timeline is so short right now and we're the -- we are the company they've been working with. Phase two, you know, they've indicated that they'd like to work with us on that, but, you know, that's farther out so it's -- it's something that again will be up to negotiation as they include other parties and review their whole engineering timelines.

Adam Chazan:      And so, Joe, does the renegotiation, does that mean we're
                  still on track for some kind of finalization for this year or is this something that's going to push beyond the year?

Joe Sorge:        I don't think it's -- you know, I've said this so many times, and I hate to -- I hate to say something that doesn't happen.
                  But, you know, we have very positive signs from this company.
                  They are very attentive. They respond to our calls. We're exchanging drafts of contracts. So it -- you know, it all appears to be going well. So I'm optimistic. But, you know, I've been burned a couple of times now on what other companies can produce and what timelines. But it looks good. And, you know, I think the other positive note that was unexpected is that they not only have reviewed their instrument strategy but also are taking a look at the chemistry strategy. And in the past, we were -- we were back burnered for chemistry. We are now going to present to them FullVelocity as a potential chemistry for them to use in the future. So that's -- that's an encouraging sign.

Adam Chazan:      Okay. And then, Joe, since you hit on, you know, other
                  companies and timelines and whatnot, what's going on with Beckman and Bayer and, you know, the release you discuss in '06 product launch? Can you give us any feel for where those guys stand in terms of rolling out or porting the assays on to their platforms?


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Joe Sorge:        Yes. One of those companies has said that they want to roll out in Q-1 of '06. And the other said they'd like to roll out in Q-3 of '06.

Adam Chazan:      Okay.

Joe Sorge:        And hopefully if that company listens to this call they'll move it up to Q-1.

Adam Chazan:      Thanks. I'll get back in the queue.

Joe Sorge:        All right. Thank you.

Operator:         Thank you. Our next question comes from David Mura with JP
                  Turner.

                  Please go ahead.

David Mura:       Good afternoon. Congratulations, Joe, on a good quarter. I have several questions. I'll try to make them as brief as possible. If my math is correct, without the litigation expense this quarter you would have added just about a nickel to the bottom line, is that correct?

Steve Martin:     It will be roughly $1.3 million in the first half, primarily on additional legal costs over last year.

David Mura:       Pretax?

Steve Martin:     That's pretax. So you're not too far off. We have a little lesser number than that.

David Mura:       Okay. So you -- without the legal expenses you would have beat the estimates by almost 50 percent, correct?

Joe Sorge:        I don't know if it's 50 percent, but we would have beat the estimates.

David Mura:       Okay. The life science suit. You say they don't seem to have anything to offer in return, so there's probably little chance of settling that before it goes to trial?

Joe Sorge:        I think there's -- yeah, there's just, you know, I don't see anything they could trade us. So I think we're just going to go to trial. And it's two weeks away, so you know, this will all be resolved hopefully in four weeks.

David Mura:       So you expect a verdict and an announcement of the verdict within four weeks?

Joe Sorge:        No. I don't know that we'll get the verdict. I think we'll be finished with trial and the burn rate will go down. But when the verdict comes will depend on the judge's schedule.

David Mura:       Okay. In Business Week, August 8th issue, you were quoted as saying that you believe that Stratagene can garner 20 percent of the molecular diagnostics market which is around a billion, 500 million over the next five years. That's about $300


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

                  million spread out over five years. Added to that, you know, you've got the launch of Bayer and Beckman Coulter in 2006. Those are some pretty big percentage of growth of revenue over the next five years. Can you comment on that and give me a little flavor as to what you see those numbers possibly being, if, in fact, that were to come into fruition?

Joe Sorge:        Can you wait until I get my crystal ball out of the backroom and then I'll be able to answer -- no, I'm teasing. Dave, yeah. I mean, we're very excited about the opportunity and we're excited about where we see ourselves positioned relative to that opportunity. You know, it's hard to quantify when you're looking five years out. But the way we see it is that we have what we perceive to be the leading technology in quantitative PCR in terms of its technical abilities. You know, we don't have market share yet, but -- side by side technical comparisons and, therefore, we see, you know, the large challenger there with an alternative technology. We see us there challenging with a higher performing technology. And we don't see much in the way of alternative competitors. So we see it as a two horse race and hopefully in that situation we can garner 20 percent share. Now that will depend on the partners we choose. How well the partners execute. Whether there are new inventions made between now and then and how those inventions impact the performance of products, these types of products. Miniaturization. Cost. There are huge variables. And that's -- you know, that's our job to pay attention to those and position ourselves as well as we can as all the new variables are introduced. But given today's playing field, we believe that we have the opportunity to get there. I didn't say that I believe we will get there, I said I believe we have the opportunity to get there and we have the enthusiasm and energy to make it happen.

David Mura:       Okay. I'm going to put you on the spot with this question. Is it not true that the large competitor charges or has charged in the past a $100 million licensing fee to other diagnostic companies to use just their platform and then charge $60 an assay to -- a piece? And in comparison ours could be sold for $4 or $5 with 75 percent gross profit margins as compared to their 60/62?

Joe Sorge:        Well, Dave, I've heard that several companies have paid large sums of money to get access to competing technology. And I have heard that some of the molecular diagnostics QPCR assays these days do sell for $50 or $60 per assay. So that all is -- that's consistent with what I've heard. And I believe we have a low cost structure and could save customers a significant amount of money. Obviously we don't want to bring the market price down too fast. But on the other hand, I think we have the ability to be competitive, cost competitive in the marketplace and hopefully garner some market share with that.

David Mura:       Okay. Last question and then I'll get back into queue. The
                  Applera lawsuit. There's a third -- a large third party involved in this that really is kind of the lynch pin in this whole suit. Is that not correct, isn't it -- is my understanding -- is that correct?

Joe Sorge:        Well, it's -- to be clear, Applera sued not only us, but
                  Bio-Rad at the same time.


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David Mura:       Are we not in semi-friendly relations with this company and the possibility of resolving this is much greater than the life science suit?

Joe Sorge:        I love the guys at Bio-Rad and we would -- we have been
                  friendly with them for a long time and continue to be friendly with them. So, yes, I believe it's a good -- good dynamics between the two companies.

David Mura:       Okay. Thank you very much I appreciate it.

Joe Sorge:        You're welcome.

Operator:         Thank you. And our next question comes from Aaron Geist who has a follow up question.

                  Please go ahead.

Aaron Geist:      Hi, Joe. Just a quick update on the proof of concept molecular diagnostic assay that you said you were working on. Can you give us an idea of how far along you are and when you anticipate launching them to clinical labs?

Joe Sorge:        Yes, Aaron. We -- we are generating clinical assays -- assays that could be used at some point in the clinic. About one every month or two right now. So -- and we're building up a portfolio of assays that we are showing to our partners as evidence of our technical capabilities. We have decided that in the short run we are -- we're going to work with partners, both reference laboratory partners and invitro diagnostic companies, to roll these products out. The reference labs, because there's no FDA approval needed, could really get the products rolled out much faster than the invitro diagnostics companies, and that currently is our highest priority, to work with reference laboratories. However, we are in discussions with three different invitro diagnostics companies that are at different stages of evaluating Full Velocity and as they -- if their evaluations come in positive, then we will sit down and talk to them about potential menu. So really the tests we're developing are really examples of what our capabilities are.
                  We've developed tests for an infectious -- a couple of infectious disease agents. We've done a couple of genetic markers. We've done a couple of snip markers. We've done a couple of cancer markers. And we're showing these to the partners as evidence of Full Velocity's -- not only
                  FullVelocity's efficiency and sensitivity, but the breadth of applicability.

Aaron Geist:      Joe, let me ask the question a little different way. Are there any clinical laboratories now or reference laboratories that are using Full Velocity under ASR and switched away from real time PCR or Invade or some of the other chemistries that are in use for ASR's in the infectious disease market?

Joe Sorge:        There's a clinical reference laboratory that's done a side by side. Has turned up very positive results with FullVelocity and we are in contract discussions with them to do what you just said.


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Aaron Geist:      Will that be, you know, a new incremental data point that
                  you'd provide on the quarterly calls as you start to win clinical labs over -- through head to head tests?

Joe Sorge:        As the ink dries on that contract, we will issue a press
                  release.

Aaron Geist:       I'm looking forward to hearing that, Joe. Thank you.

Operator:         Thank you. Ladies and gentlemen, if you have an additional question, please press the star, followed by the one. If you are using speaker equipment, we do ask that you please lift the handset before pressing the numbers. One moment for our next question.

                  And, gentlemen, at this time I show no further questions.

Joe Sorge:        Okay. Well, thank you all and, again, we appreciate your
                  interest in the company and we are happy to be able to deliver these positive results, positive financial results. And, again, you know, we are -- we're in a legal area where there are a lot of competitors. There are a lot of people that have -- that have been betting on various technologies and various market positions. And I think over time, you know, we're going to see a little push and shove now and then. But, overall, I'm confident that we're in good standing and we have a clean technology. We have something that's very interesting to a number of partners now. And I'm optimistic that in the long run we will -- we will have something in the marketplace either through competitors and/or directly that will help the delivery of health care to people that need it.

                  So thank you very much for your time.

Steve Martin:     Thanks much.

Operator:         Thank you. Ladies and gentlemen, this concludes the Stratagene
                  2nd Quarter 2005 earnings conference call. If you'd like to listen to the replay of today's conference, please dial
                  303-590-3000 or 1-800-405-2236 and you will need to enter the access code of 11035204 followed by the pound sign.

                  Once again, thank you for participating in today's conference and at this time you may now disconnect.

                                       END


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